                                                                    Exhibit 10.6

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                           LOAN AND SECURITY AGREEMENT

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                                 by and between

                             RAIT PARTNERSHIP, L.P.
                                   as Borrower

                                       and

                               COMMERCE BANK, N.A.
                                    as Lender

                              Dated October 1, 2002

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
                                TABLE OF CONTENTS

SECTION 1.  DEFINITIONS, CERTAIN RULES OF CONSTRUCTION...................................................    1
     1.1.   Defined Terms................................................................................    1
     1.2.   Maximum Available Credit.....................................................................    7
     1.3.   Accounting Reports and Principles............................................................    7
     1.4.   Business Day.................................................................................    7
     1.5.   Borrower's Authorization to Charge Accounts..................................................    8
     1.6.   Bank's Costs.................................................................................    8

SECTION 2.  LOAN.........................................................................................    8
     2.1.   The Line of Credit...........................................................................    8
     2.2.   Payments.....................................................................................   10
     2.3.   Loan Fees....................................................................................   10
     2.4.   Late Charge; Default Rate of Interest........................................................   10
     2.5.   Maximum Rate of Interest.....................................................................   11
     2.6.   Obligations Absolute.........................................................................   11
     2.7.   Assessment...................................................................................   11

SECTION 3.  COLLATERAL...................................................................................   12
     3.1.   Description..................................................................................   12
     3.2.   Guaranty.....................................................................................   12
     3.3.   Other Actions................................................................................   12
     3.4.   Filing Security Agreement....................................................................   13
     3.5.   Power of Attorney............................................................................   13

SECTION 4.  CONDITIONS PRECEDENT.........................................................................   13
     4.1.   Closing Deliveries...........................................................................   13
     4.2.   Advances After the Date Hereof...............................................................   14

SECTION 5.  REPRESENTATIONS AND WARRANTIES...............................................................   15
     5.1.   Borrower represents and warrants to Bank as follows:.........................................   15

SECTION 6.  AFFIRMATIVE COVENANTS........................................................................   18
     6.1.   Borrower's Covenants.........................................................................   18
     6.2.   Indemnification..............................................................................   20
     6.3.   Post Closing Compliance......................................................................   21

SECTION 7.  NEGATIVE COVENANTS...........................................................................   21
     7.1.   Debt, Liens and Encumbrances.................................................................   21
     7.2.   Environmental Matters........................................................................   22
     7.3.   Non-Assignability of Loan Agreement..........................................................   22
     7.4.   Change in Principal Executive Office.........................................................   22
     7.5.   Fiscal Year..................................................................................   22
     7.6.   Accounting Methods...........................................................................   22
     7.7.   Miscellaneous Covenants......................................................................   22
     7.8.   Jurisdiction of Organization.................................................................   22

SECTION 8.  DEFAULT......................................................................................   22
     8.1.   Events of Default............................................................................   22

     8.2.   Remedies on Default..........................................................................   24
     8.3.   Application of Proceeds......................................................................   25
     8.4.   Set-Off Rights...............................................................................   25
     8.5.   Singular or Multiple Exercise; Non-Waiver....................................................   25
     8.6.   Discontinuance of Remedies...................................................................   25
     8.7.   Cumulative Remedies..........................................................................   25
     8.8.   Cure.........................................................................................   26

SECTION 9.  MISCELLANEOUS................................................................................   26
     9.1.   Notices......................................................................................   26
     9.2.   Integration..................................................................................   26
     9.3.   Amendment, Modification......................................................................   26
     9.4.   Survival.....................................................................................   27
     9.5.   Closing......................................................................................   27
     9.6.   Successors and Assigns; Assignment...........................................................   27
     9.7.   CERTAIN WAIVERS..............................................................................   27
     9.8.   Commitment Letter............................................................................   27
     9.9.   Releases.....................................................................................   27
     9.10.  Governing Law................................................................................   28
     9.11.  Consent To Jurisdiction And Venue............................................................   28
     9.12.  Waiver Of Jury Trial.........................................................................   28
     9.13.  Gender.......................................................................................   28
     9.14.  Public Announcement..........................................................................   28
     9.15.  Relationship of Parties......................................................................   28
     9.16.  Participation and Information................................................................   29
     9.17.  Entire Agreement.............................................................................   29
     9.18.  Closing Expenses.............................................................................   29
     9.19.  Severability.................................................................................   29

                           LOAN AND SECURITY AGREEMENT

      This LOAN AND SECURITY AGREEMENT (the "Agreement" or "Loan Agreement") is made the 1st day of October, 2002 by and between RAIT PARTNERSHIP, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the "Borrower") and COMMERCE BANK, N.A., a national banking association (the "Bank" or the "Lender").

                                   Background

      Bank has agreed to make available to Borrower, subject to the terms and provisions hereof, a certain Line of Credit, as more fully hereinafter described.

      NOW, THEREFORE, in consideration of the mutual covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

      SECTION 1. DEFINITIONS, CERTAIN RULES OF CONSTRUCTION

            1.1. Defined Terms. Each initially capitalized term used herein shall have the meaning set forth in the recitals hereto, in this Section or as otherwise set forth herein, for the purposes hereof and for each of the Loan Documents. All initially-capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Uniform Commercial Code as enacted in the Commonwealth of Pennsylvania from time to time (the "UCC").

            "Accounts" means all of the "accounts" (as that term is defined in the UCC) of Borrower, whether now existing or hereafter arising.

            "Advance" means monies advanced or credit extended to Borrower by Bank under the Line of Credit and shall include each A Advance and each B Advance.

            "A Advance" means with respect to each Real Property, the amount of the Advance which is not in excess of the amount necessary in order for the Borrower to meet the Debt Service Coverage Ratio for such Real Property as provided in Section 2.1.2 (d) hereof.

            "B Advance" means with respect to each Real Property, the amount of the Advance in excess of the A Advance.

            "Affiliate" means and refers to, as applied to any Person, any other Person directly or indirectly controlling, or through one or more Persons controlled by, controlling or in common control with that Person.

            "Agreement" or "Loan Agreement" means this Loan and Security Agreement, and all amendments, modifications and restatements hereof.

            "Bankruptcy Code" means Title 11 of the United States Code as now or hereafter in effect, or any successor statute.

            "Bank's Costs" means all reasonable costs and expenses of any kind paid or incurred by Bank in connection with the preparation, execution, delivery, amendment, modification, restatement, administration or termination of this Loan Agreement or any other Loan Document, any amendments thereto, any transaction contemplated herein or in any existing or future related agreements and the preservation, enforcement, defense and protection of Bank's rights, remedies, obligations and liabilities in any manner concerning this Loan Agreement or any other Loan Document, any transaction contemplated herein or any existing or future related agreements, including but not limited to: (a) reasonable expenditures of every nature and kind of Borrower, paid or incurred by Bank pursuant to the provisions of this Loan Agreement; (b) filing, recording, publication, appraisal, monitoring, and search costs related to the Collateral, including, but not limited to, costs paid to perfect, maintain perfected and preserve the existence and priority of Liens on the Collateral;
(c) after the occurrence of an Event of Default, all Bank's reasonable internal and external administrative costs and costs incurred in collecting and gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale and advertising to sell the Collateral, including but not limited to taxes, levies and insurance; (d) all reasonable attorneys' fees and other fees and expenses paid or incurred by Bank in enforcing, obtaining legal advice in preparing, reviewing, consummating, amending, restructuring, extending, terminating, defending, or preserving or protecting Bank's rights, remedies, obligations or liabilities in any manner concerning, this Loan Agreement or any of the other Loan Documents, any transaction contemplated herein or any existing or future related agreements; (e) any reasonable attorneys' fees and other reasonable fees and expenses incurred by Bank in connection with any bankruptcy or insolvency proceeding filed by or against Borrower whether such attorneys' fees, other fees or expenses, incurred in the sole discretion of Bank, are related to the review, determination, protection, monitoring (including attendance at meetings or hearings) or enforcement by Bank of the Obligations, including, but not limited to, the preparation and filing of any proof of claim and without regard to whether Bank files, responds, or is a party to any application, motion, or other proceeding; and (f) wire transfer charges in such amounts as Bank may from time to time establish for such service.

            "Business Day" means any day other than a Saturday, Sunday or day on which banking institutions in Pennsylvania are authorized by law or regulation to close.

            "Capital Lease" means any lease of property (real, personal or mixed) which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of a Person.

            "Capital Lease Obligations" means the aggregate amount of a Person's obligations under all of such Person's Capital Leases.

            "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all other ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

            "Cash" means money, currency or a credit balance in a Deposit
Account.

            "CERCLA/RCRA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Resource Conservation Recovery Act of 1976, as amended.

            "Closing" and "Closing Date" mean the date hereof.

            "Collateral" means the security for the Loan as provided herein.

            "Commitment Letter" means the letter given by Bank to Borrower, dated October 1, 2002 with respect to the Loan.

            "Consolidated" or "Consolidating" means, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP.

            "Control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Debt" means for any Person at any date, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments with an original maturity in excess of one year; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business; (d) all Capital Lease Obligations of such Person; (e) all indebtedness of the type described in clauses (a) through (d) above of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; and (f) all indebtedness of the type described in clauses (a) through
(d) above of others guaranteed by such Person.

            "Debt Service Coverage Ratio" means as to any Advance requested hereunder, a ratio, the numerator of which is the Net Cash Flow of the Real Property underlying the Collateral, and the denominator of which is the debt service (for the same period as the computation of Net Cash Flow) on the amount of the Advance (for such purpose assuming: level payment amortization of principal and interest over 25 years (20 years for office and retail properties)), that the amount of the Advance is not greater than 75% of the appraised value of the Real Property (determined by an MAI appraisal prepared by an MAI appraiser satisfactory to the Bank) acquired or the underlying property for which the loan is made, and a per annum interest rate equal to the Treasury Rate plus 3% per annum.

            "Deposit Account" means a non-interest bearing demand or like account with a federally insured Bank or savings and loan association, money market accounts, certificates of deposit and other interest bearing accounts.

            "Designated Officer" means Seth Mackler, Vice President, or any other person designated in writing by Bank as its representative for the purpose of receiving notice under this Loan Agreement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

            "Event of Default" means any event as set forth in Section 8.1 hereof.

            "Fiscal Year" means the fiscal year of the Borrower, which ends on September 30 of each year.

            "Funding Date" means a Business Day on which an Advance is funded.

            "GAAP" means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as each may from time to time be in effect, or as set forth in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination and which are applied on a consistent basis.

            "Guarantor" means RAIT Investment Trust, a Maryland real estate investment trust.

            "Guaranty" means that certain Guarantee and Surety Agreement executed by Guarantor of even date herewith in favor of Bank.

            "Indebtedness" means all amounts due from Borrower to Bank pursuant to this Loan Agreement or otherwise arising out of or in connection with this Agreement, or any other Loan Document.

            "Interest Rate" means the Wall Street Prime Interest Rate and the LIBOR Interest Rate.

            "LIBOR Rate" means, the per annum rate of interest denominated as 30-day LIBOR, as published in the "Money Rates" section of The Wall Street Journal on the applicable date as such rate may change from time to time, plus 2.5%. If The Wall Street Journal ceases to publish or does not publish a 30-day LIBOR Rate, then the Bank shall determine such rate using such other indices as the Bank shall determine.

            "LIBOR Interest Rate" means Advances which bear interest at the LIBOR Rate.

            "Lien" means any charge against or interest in property securing payment of a debt or performance of an obligation owed to any Person, whether created by agreement, statute, common law or judicial or governmental authority, legal action or equitable process, or proceeding, including, but not limited to, any security interest, lien, encumbrance, mortgage, assignment, pledge, conditional sale, lease, consignment or bailment.

            "Line" or "Line of Credit" or "Loan" means the loan extended by Bank to Borrower pursuant to Section 2.1 of this Agreement, as the same may hereafter be modified or amended.

            "Line of Credit Note" or "Note" means that certain Line of Credit
Note in the form of Exhibit 2.1.2 (a) hereof executed by Borrower in favor of Bank evidencing Borrower's unconditional obligation to repay Advances on the Line, and any amendments or allonges thereto.

            "Line Termination Date" means October 1, 2003, unless extended by the Bank in its sole discretion.

            "Loan Documents" means this Agreement, the Note, the Guaranty all documents executed and delivered in connection with an Advance and to grant liens and security interests in Collateral in connection therewith, as provided herein, and all amendments, modifications and restatements hereto and thereto.

            "Loan to Value Ratio" means a ratio, the numerator of which is the amount of the Advance requested and the denominator of which is the value of the Collateral (as determined by the Bank) to be given in connection with such Advance.

            "Material Adverse Change or Effect" means, with respect to any Person, a material adverse change or effect upon such Person's business, assets, liabilities, financial condition or results of operations, or such Person's ability to perform its obligations under the Loan Documents in accordance with their respective terms, as determined by Bank.

            "Maturity Date" means the date which is twelve (12) months following the Line Termination Date.

            "Maximum Available Credit" means, with respect to the Line, Twenty Million ($20,000,000) Dollars of which not more than Five Million ($5,000,000) Dollars shall at any time be outstanding constituting B Advances.

            "Multi-Employer Plan" means a plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five (5) years made or accrued an obligation to make contributions.

            "Net Cash Flow" means the net operating income generated from the Real Property underlying the Collateral, as projected by the Borrower in accordance with GAAP, for the full Fiscal Year in which the Advance with respect thereto is made, assuming a minimum 10% vacancy rate or such greater vacancy rate determined by the Bank in its sole discretion, and a 5% management fee.

            "Obligations" means all existing and future debts, liabilities and obligations of every kind or nature at any time owing by Borrower to Bank, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due (including debts, liabilities and obligations obtained by assignment), and whether principal, interest, fees, Bank

Costs or indemnification obligations hereunder (specifically including interest accruing after the commencement of any bankruptcy, insolvency or similar proceeding with respect to Borrower, whether or not claim for such post-commencement interest is allowed), including, without limitation, debts, liabilities and obligations in respect of the Loan and any extensions, modifications, substitutions, increases and renewals thereof. "Participation Agreement" means that certain agreement entered into by and between Bank and Borrower, dated July 13, 2001.

            "PBGC" mans the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Permitted Liens" means: (a) Liens for taxes, assessments or governmental charges or claims which are not overdue or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if a reserve or other appropriate provision, if any, as shall be reasonably required by Bank, shall have been made therefor; (b) Liens of brokers, carriers, warehousemen, mechanics, materialmen, repairmen, suppliers and other like Liens incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if a reserve or other appropriate provision, if any, as shall be reasonably required by Bank, shall have been made therefor; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation or unemployment insurance and other types of social security; (d) Liens incurred or deposits made to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);
(e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of the business of Borrower; and (f) easements, rights-of-way, encroachments, zoning provisions, covenants, conditions, restrictions and other similar charges, encumbrances and governmental restrictions not interfering with any Collateral or the ordinary conduct of the business of Borrower.

            "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any political subdivision thereof.

            "Principal Executive Office" has the meaning given thereto in
Section 5.1.4.

            "Property" means any interest of Borrower in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

            "Real Property" means property, as contemplated pursuant to Section
2.1.2 (c) hereof for which an Advance is made.

            "Rule" means and includes any law, rule or regulation binding upon, or applicable to, Bank as well as any guideline or similar directive issued by a governmental agency having regulatory jurisdiction over Bank which Bank observes or with which it complies, whether or not such guideline or directive technically has the force of law.

            "Solvent" means, as to any Person, that such Person: (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (b) is able to pay its debts as they mature; or (c) owns property whose fair salable value is greater than the amount required to pay its debts.

            "Subsidiaries" means any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interest, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, where the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by any Person and/or its Subsidiaries.

            "Treasury Rate" means the yield on a United States Treasury obligation as reported in The Wall Street Journal on the date of calculation of the Debt Service Coverage Ratio with respect to an Advance, maturing as close to but not later than ten (10) years from the date of calculation.

            "Unmatured Event of Default" or "Potential Event of Default" means and refers to any event, act or occurrence which, with the passage of time or giving of notice or both, would become an Event of Default.

            "Wall Street Prime Rate" means the "Prime Rate" per annum rate of interest as published in the "Money Rates" section of The Wall Street Journal on the applicable date (or the highest "Prime Rate" if more than one is published) as such rate may change from time to time. If The Wall Street Journal ceases to be published or goes on strike or is otherwise not published, Bank may use a similar published prime or base rate. The Wall Street Prime Rate is not necessarily the lowest or best rate of interest offered by Bank.

            "Wall Street Prime Interest Rate" means Advances which bear interest at the Wall Street Prime Rate.

            1.2. Maximum Available Credit. The aggregate outstanding principal balance of the Line shall not exceed the Maximum Available Credit.

            1.3. Accounting Reports and Principles. The character or amount of any asset, liability, account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, including but not limited to capitalized terms not otherwise defined herein, pursuant to this Agreement or any other Loan Document, shall be construed, determined or made, as the case may be, in accordance with GAAP, consistently applied, unless such principles are inconsistent with any express provision of this Agreement.

            1.4. Business Day. Whenever any payment or other obligation hereunder, under the Note or any other Loan Document, is due on a day other than a Business Day, such shall be paid or performed on the Business Day next following the prescribed due date, except as otherwise specifically provided for herein to the contrary, and such extension of time shall be included in the computation of interest and charges. Any reference made herein or in any other

Loan Document to an hour of day shall refer to the then prevailing time in Philadelphia, Pennsylvania, unless specifically provided herein to the contrary.

            1.5. Borrower's Authorization to Charge Accounts. Whenever Borrower is obligated hereunder or under the Note or any other Loan Document to make payments of any nature to Bank, including payments of principal, interest and Bank's Costs, Bank shall be entitled, and Borrower hereby authorizes Bank, to debit from Account Number 12001585 (ABA# 031101114) established with The Bancorp.com Bank (or if such account is closed by the Borrower any Deposit Account of Borrower at Bank), the amount of such payment due; provided, however, that in the event there are insufficient funds in such account to pay all currently due payments to Bank, Borrower shall immediately pay to Bank the difference.

            1.6. Bank's Costs. Borrower shall pay Bank on demand all Bank's Costs. Until paid, all past due and owing interest payments, fees and Bank's Costs shall be deemed to be part of the principal balance of the Line and bear interest at the highest Interest Rate on Advances from time to time outstanding or if no Advances are outstanding, the higher of the LIBOR Interest Rate or the Wall Street Prime Interest Rate. The obligations of Borrower under this Section shall survive the termination of this Agreement and the payment of the Line of Credit Note.

      SECTION 2. LOAN

            2.1. The Line of Credit.

                  2.1.1. Line Established. Provided that no Event of Default or Unmatured Event of Default has occurred and is continuing, and subject to the terms and conditions set forth herein, commencing on the Closing Date and expiring on the day next preceding the Line Termination Date, Bank shall, upon Borrower's requests from time to time, extend one or more Advances to Borrower, the aggregate of which outstanding at any one time shall not exceed the Maximum Available Credit. The Line shall be used by the Borrower to refinance existing indebtedness of the Borrower with Bank, to acquire income producing assets, including properties purchased by the Borrower and loans and investments by Borrower in the ordinary course of its business or to replenish funds of the Borrower which were used for one of the foregoing purposes. Borrower, prior to the Line Termination Date, may borrow, repay and, subject to the provisions of this Agreement, re-borrow under the Line.

                  2.1.2. Advances.

                        (a) Subject to compliance with the provisions of this Agreement, Borrower may request Advances under the Line in such amounts as may be set forth by Borrower. On the date hereof, Borrower shall execute the Line of Credit Note.

                        (b) In connection with each Advance, Borrower shall execute and deliver a Funding Request, in the form of Exhibit 2.1.2(b) attached hereto

                        (c) The Collateral pledged to secure Advances shall include Real Property (other than land) consisting of apartment units, retail space, class A or B office space or light industrial properties located in major metropolitan areas in (i) the so-called Boston, Massachusetts to Northern Virginia corridor or (ii) the State of Florida. The Borrower shall use an Advance either to (i) acquire particular Real Property, (ii) to make a loan, in the ordinary course of Borrower's business to the Person, or an entity related to such Person, which owns or is acquiring particular Real Property or (iii) to replenish funds of the Borrower which were used for one of the foregoing purposes.

                        (d) The underwriting criteria of the Bank with respect to the Collateral used to secure a requested Advance shall be as follows: (i) the Debt Service Coverage Ratio shall be not less than 1.30 based on a twenty
(20) year amortization (twenty-five (25) with respect to multi-family properties), as calculated by the Bank, with respect to the particular Real Property for which an Advance is requested and (ii) the Loan to Value Ratio shall be not less than 75%. The amount of the Advance which enables Borrower to be in compliance with the foregoing covenant shall constitute the A Advance. Amounts of Advances requested in excess of the A Advance shall constitute the B Advance; provided however, the aggregate amount of B Advances at any time outstanding shall not exceed the sum of Five Million ($5,000,000) Dollars and no B Advance with respect to any Real Property shall be made to the extent that such B Advance, together with the A Advance for such Real Property exceeds 100% of the appraised value of such Real Property as determined by the Bank.

                        (e) Borrower shall provide Collateral to Bank in connection with each Advance. Such Collateral shall be in form and substance satisfactory to Bank, shall secure all Advances hereunder and shall include, without limitation (i) if the underlying Collateral is Real Property, (a) a mortgage constituting a first lien on the Real Property, subject to no other liens and encumbrances, except as may be approved by Bank, and insured for the full amount of the Advance by title insurance issued by a reputable title insurance company doing business in the state in which the Real Property is located and satisfactory to the Bank and (b) an assignment of rents, leases and profits with respect to leases at the Real Property; and (ii) if the underlying Collateral is a loan, an assignment of the Note evidencing the loan and all security which secures such loan, all in such form and substance as shall be satisfactory to the Bank. Borrower shall also execute in favor of Bank in connection with each Advance, such amendments to the Loan Documents and such additional documents and opinions of counsel as the Bank shall require in order to create a security interest in and perfect such security interest in the Collateral. Borrower shall also provide to the Bank evidence of insurance on the Collateral in such amounts and with such coverages as shall be acceptable to the Bank, and all environmental assessments with respect to the Real Property as the Bank shall require.

                        (f) In connection with each Advance, Borrower shall elect the Interest Rate to be applicable to the Advance, which rate shall be either the Wall Street Prime Interest Rate or the LIBOR Interest Rate. Such designation shall be irrevocable as to such Advance.

            2.1.3. Interest Rate. Each Advance hereunder shall bear interest at a floating rate of interest per annum equal to the LIBOR Interest Rate or the Wall Street Prime Interest Rate as elected as to such Advance by the Borrower at the time of such Advance as provided in Section 2.1.2 (f) hereof. If no election is made by Borrower to Bank with respect to an Advance, such Advance shall bear interest at the Wall Street Prime Interest Rate. Interest shall be calculated on the basis of a 360-day year, but charged for the actual number of days elapsed in any particular period.

                  Notwithstanding anything to the contrary set fort in the preceding paragraph, the interest rate for any day as to any Advance shall not be less than 4.75% per annum.

            2.1.4. Principal and Interest Payments. Interest on the Line shall be due and payable (i) monthly, in arrears, on the first day of each month, commencing on November 1, 2002, (ii) on the Line Termination Date, (iii) on the date of the payment of the principal amount of any Advance on the amount of such Advance and (iv) on the Maturity Date. The principal amount outstanding on the Line shall be due and payable, subject to the provisions of Section 8 hereof, as follows:

                        (a) A Advances shall be payable on the earlier of (i) the sale or refinancing of the Real Property which is underlying Collateral pledged to secure the A Advance or the loan made by the Borrower in the ordinary course of its business with respect to such Real Property which is underlying Collateral pledged to secure the A Advance or (ii) twelve (12) months following the Line Termination Date.

                        (b) B Advances shall be payable at the same times as are set forth in Section 2.1.4 (a) hereof; provided, however, that in connection with an event set forth in Section 2.1.4 (a)(i) hereof, the Borrower may request a sixty (60) day extension to pay the principal of such B Advance, such extension shall be at the sole discretion of the Bank.

                        (c) Notwithstanding anything to the contrary set forth herein, the principal of all Advances shall be due and payable, if not paid earlier by operation of (a) and (b) hereof, on the Maturity Date.

            2.2. Payments. All payments hereunder shall be made by Borrower without defense, setoff or counterclaim, in immediately available funds and delivered to Bank not later than 12:00 noon on the date due, at Bank's address set forth in Section 9.1 hereof, or such other place as shall be designated in writing by Bank. Funds received by Bank after that time shall be deemed to have been paid on the next succeeding Business Day.

            2.3. Loan Fees. There shall be an initial fee for the Loan of Two Hundred Thousand ($200,000) Dollars which shall be paid by the Borrower to the Bank simultaneously with the execution of this Agreement. Simultaneously with and as a condition to each extension, if any, of the Line Termination Date, the Borrower shall pay to the Bank an extension fee of One Hundred Thousand ($100,000) Dollars. All loan fees shall be deemed fully earned when paid, shall be non-refundable and shall not be subject to refund or rebate.

            2.4. Late Charge; Default Rate of Interest. Borrower shall pay Bank a late charge of five percent (5%) of any payment of principal, interest, fees, charges or Bank's Costs which is more than fifteen (15) days past due. In addition, any principal payment on the Loan not paid when due, and to the extent permitted by applicable law, any interest payment on the Loan not paid when due, and any other amount due to Bank under this Agreement or any other Loan Document not paid when due (including Bank's Costs), in any case whether at stated maturity, demand, acceleration or otherwise, shall thereafter bear interest payable upon demand at a rate per annum equal to three percent (3%) plus the applicable Interest Rate on Advances from time to time outstanding.

            2.5. Maximum Rate of Interest. Notwithstanding anything to the contrary herein or in any other Loan Document, no effective rate of interest hereunder shall exceed the maximum effective rate of interest permitted by applicable law or regulation. Borrower hereby agrees to give Bank written notice in the event that Borrower has actual knowledge that any interest payment made to Bank hereunder or under any other Loan Document will cause the total interest payments collected in any one year to be usurious under applicable law, and Bank hereby agrees not to knowingly collect any interest from Borrower in the form of fees or otherwise which would render the Loan or the Note usurious. In the event that interest hereunder or under any other Loan Document would be usurious in the opinion of Bank, Bank reserves the right to reduce the interest payable by Borrower. This Section shall survive closing and the repayment of the Loan.

            2.6. Obligations Absolute. The obligations of the Borrower under this Agreement shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms hereof, under all circumstances whatsoever, including without limitation the following circumstances: (i) any lack of validity or enforceability of the Loan Documents or any other agreement or document relating thereto; (ii) any amendment or waiver of or any consent to or departure from the Loan Documents or any document relating thereto; (iii) the existence of any claim, defense or other right which the Borrower may have at any time against the Bank or any other person or entity, whether in connection with this Agreement, the transactions described herein or any unrelated transaction. Borrower understands and agrees that no payment by it under any other agreement (whether voluntary or otherwise) shall constitute a defense to its Obligations hereunder.

            2.7. Assessment. If Bank shall determine that (i) any current Rule, the adoption or imposition of any Rule, any change in any Rule, or the adoption, imposition or change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation and administration thereof, or (ii) compliance with any guideline or directive generally applicable to national banks whether or not having the force of law, including without limitation with respect to special deposit, capital adequacy, risk based capital, capital or reserve maintenance, capital ratio, or similar requirements, or any deposits or other liabilities taken or entered into by Bank (including the capital adequacy guidelines promulgated by the Board of Governors of the Federal Reserve System) may result in (x) an increase to Bank of the cost of making or maintaining the Loan, or to impose upon Bank or increase any capital requirement applicable as a result of the making or maintenance of the Loan, or (y) a reduction of the rate of return or amounts receivable hereunder as a consequence of its obligations pursuant to this Agreement to a level below that which Bank could have achieved but for such adoption, imposition, change or compliance, taking into consideration Bank's policies with respect to capital adequacy, (which adoption, imposition, change, or increase in capital requirements or reduction in amounts receivable may be determined by Bank's reasonable allocation of the aggregate of such cost increase, capital increase or imposition or reductions in amounts receivable resulting from such events), or (z) subjecting the Bank to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of the Bank), or changes the basis of taxation of payments to the Bank in respect of the Loan or other amounts due to the Bank hereunder, then, from time to time, Borrower shall pay to Bank, within ten (10) Business Days of demand by Bank, such additional amounts as will be necessary to restore the rate of return to Bank from the date of such change, together with interest on such amount from the tenth (10th) Business Day after demand until payment thereof in full at highest Interest Rate on Advances from time to time outstanding or if no Advances are outstanding, the higher of the LIBOR Interest Rate or the Wall Street Prime Interest Rate. Bank shall be entitled to compensation pursuant to this Section by submitting a certificate claiming compensation and setting forth (accompanied by calculations in reasonable detail) the increased cost, reduction in amounts receivable or additional amount or amounts necessary to compensate Bank hereunder for any reduction in return on capital, which certificate shall be conclusive absent manifest error. Failure on the part of Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of Bank's right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to Bank regardless of any possible contention of the invalidity or inapplicability of the Rule or other change or condition which shall have occurred or been imposed.

      SECTION 3. COLLATERAL

            3.1. Description. As security for the payment of the Indebtedness, and satisfaction by Borrower of all covenants and undertakings contained in this Agreement and the other Loan Documents, the Borrower shall, as provided in
Section 2.1.2 (e) hereof, provide Collateral as contemplated therein.

            3.2. Guaranty. The payment, performance and discharge of the Indebtedness shall be secured by the Guaranty executed by the Guarantor.

            3.3. Other Actions.

                  3.3.1. Bank is hereby authorized to file financing statements and amendments to financing statements without Borrower's signature in accordance with the UCC. Borrower hereby authorizes Bank to file all financing statements and amendments to financing statements describing the Collateral in any filing office as Bank, in its sole discretion may determine. Borrower agrees to comply with the requirements of all state and federal laws and requests of Bank in order for Bank to have and maintain a valid and perfected first security interest in the Collateral.

                  3.3.2. In addition to the foregoing, Borrower shall do anything further that may be reasonably required by Bank to secure Bank and effectuate the intentions and objects of this Agreement, including, without limitation, the execution and delivery of security agreements, contracts and any other documents required hereunder. At Bank's request, Borrower shall also immediately deliver (with execution by Borrower of all necessary documents or forms to reflect, implement or enforce the Liens described herein) to Bank all items of which Bank must receive possession to obtain a perfected security interest.

            3.4. Filing Security Agreement. A carbon, photographic or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement.

            3.5. Power of Attorney. Each of the officers of Bank is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following: (a) in the event Borrower fails or refuses to do so, execute in the name of Borrower any schedules, assignments, instruments, documents and statements that Borrower is obligated to give Bank hereunder or is necessary to perfect (or continue or evidence the perfection of such security interest or Lien) Bank's security interest or Lien in the Collateral; (b) during the continuance of an Event of Default, endorse the name of Borrower upon any and all checks, drafts, money orders and other instruments for the payment of monies that are payable to Borrower and constitute collections on such Borrower's Accounts or proceeds of other Collateral; and (c) during the continuance of an Event of Default, do such other and further acts in the name of Borrower that Bank may reasonably deem necessary or desirable to enforce any Account or other Collateral.

      SECTION 4. CONDITIONS PRECEDENT

      The performance by Bank of any of its obligations hereunder are subject to the following conditions precedent:

            4.1. Closing Deliveries. At or prior to Closing, Borrower shall deliver or cause to be delivered to Bank, executed where applicable and in form and substance satisfactory to Bank and its counsel, in addition to this Agreement, the following documents and instruments, and the following conditions shall have been satisfied:

                  4.1.1. The Line of Credit Note.

                  4.1.2. Good standing certificates showing Borrower and Guarantor to be in good standing in Borrower's and Guarantor's state of organization and in each other state in which such entities are doing and presently intend to do business for which qualification is required.

                  4.1.3. A certificate of an authorized officer of the Borrower certifying to and attaching the (i) resolutions authorizing the execution and delivery of the Loan Documents, (ii) its formation documents, (iii) its operating documents and (iv) incumbency and signatures of the officers of Borrower authorized to execute the Loan Documents.

                  4.1.4. A certificate of an authorized officer of the Guarantor certifying to and attaching the (i) resolutions authorizing the execution and delivery of the Loan Documents, (ii) its formation documents, (iii) its operating documents and (iv) incumbency and signatures of the officers of the Guarantor authorized to execute the Loan Documents.

                  4.1.5. UCC searches for the Borrower.

                  4.1.6. An Opinion of Borrower's and Guarantor's counsel.

                  4.1.7. If an Advance is requested an Executed Funding Request and the other items required under Section 2.1.2 (d) and Section 2.1.2 (e) hereof.

                  4.1.8. All reasonable costs, charges, expenses and fees incurred in connection with the transactions contemplated by this Agreement, including without limitation the fees and expenses of Bank's counsel and search costs to be paid by Borrower. Borrower authorizes Bank to deduct such costs, charges, expenses and fees from the Advance, if any made on the Closing Date and agrees to indemnify and hold Bank harmless from and against any and all claims for any such costs, charges, expenses and fees.

                  4.1.9. All documents evidencing the Collateral.

                  4.1.10. Such additional documents or instruments as Bank may reasonably require.

                  4.2. Advances After the Date Hereof. Bank shall not make any requested Advance, unless on each Funding Date, Borrower shall deliver or cause to be delivered to Bank executed, where applicable, and in form and substance satisfactory to Bank and its counsel, the following documents and instruments and the following conditions shall have been satisfied:

                  4.2.1. An executed Funding Request and the other items required under Section 2.1.2 (d) and Section 2.1.2 (e) hereof.

                  4.2.2. The representations and warranties set forth in Section 5 of this Agreement shall be true and correct in all material respects on and as of such date with the same effect as though made on and as of such date, and each Funding Request shall be deemed a reaffirmation thereof.

                  4.2.3. Borrower shall be in compliance with all of the covenants set forth in this Agreement.

                  4.2.4. No Event of Default or Unmatured Event of Default shall have occurred and be continuing under this Agreement or under any other Loan Document.

                  4.2.5. No Material Adverse Change with respect to the Borrower or Guarantor shall have occurred and then be in existence.

                  4.2.6. All reasonable costs, charges, expenses and fees incurred in connection with such Advance shall be paid by Borrower. Borrower authorizes Bank to deduct such costs, charges, expenses and fees from the Advance and agrees to indemnify and hold Bank harmless from and against any and all claims for any such costs, charges, expenses and fees.

                  4.2.7. All documents evidencing the Collateral.

                  4.2.8. Such additional documents or instruments as Bank may reasonably require.

      SECTION 5. REPRESENTATIONS AND WARRANTIES.

            5.1. Borrower represents and warrants to Bank as follows:

                  5.1.1. Organization, Good Standing, Due Qualification. Borrower is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware; has full power and authority necessary to own and operate its properties and to carry on its business as it is now engaged and where and as contemplated; and is duly qualified to do business in, and is in good standing in every jurisdiction where the nature of Borrower's business requires such qualification.

                  5.1.2. Power and Authority. The making, execution, issuance and performance by Borrower of this Loan Agreement, the Note and the other Loan Documents are within the powers of Borrower, have been duly authorized by all necessary action and are enforceable against Borrower.

                  5.1.3. Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents to which Borrower is a party, when delivered under this Agreement, will constitute the legal, valid and binding obligations of the Borrower, enforceable against such Borrower in accordance with their respective terms.

                  5.1.4. Location of Borrower. Borrower's principal executive office is maintained on the date hereof at 1818 Market Street, 28th Floor, Philadelphia, Pennsylvania 19103 (the "Principal Executive Office").

                  5.1.5. Owner of Collateral. Borrower will be on the date of each Advance the owner of the Collateral, free and clear of all liens and encumbrances.

                  5.1.6. No Violation. The execution, delivery and performance by Borrower of the Loan Documents do not, and will not by the passage of time, the giving of notice or otherwise, (i) violate any provision of any law or regulation, (ii) violate the formation documents of the Borrower, (iii) violate any judgment, order, decree, agreement, trust or other indenture or instrument to which Borrower is a party or by which any of its property is bound or (iv) result in or require the creation or imposition of any Lien with respect to any property now owned or hereafter acquired by Borrower.

                  5.1.7. Financial Condition. The financial statements of Borrower heretofore furnished to Bank are true, complete and correct in all material respects, have been prepared in accordance with GAAP, consistently applied, and present fairly the financial condition of Borrower as of the dates thereof, and the results of Borrower's operations for the periods therein ended. Since the date of the most recent financial statements provided by Borrower to Bank, there has been no Material Adverse Change in the financial condition of Borrower.

                  5.1.8. No Litigation, Employee Relations. There are no actions, suits or proceedings pending, or, threatened against or affecting the Borrower or any of its assets, and the Borrower is not in default in the performance of any agreement to which Borrower is a party or is bound, or with respect to any order, writ, injunction, or any decree of any court, or any federal, state, municipal or other government agency or instrumentality, domestic or foreign, which if adversely determined with respect to any of the foregoing suits, proceedings, defaults, orders, writings, injunctions or decrees would have a Material Adverse Effect. Borrower's relations with its employees are satisfactory and Borrower is not subject to any collective bargaining agreement or other like agreement with any labor unions or bargaining units thereof.

                  5.1.9. Compliance. Borrower has all authorizations, consents, approvals, licenses, and exceptions from, and have made all registrations and filings with, and all reports to, all federal, state and local governmental bodies and agencies (collectively referred to as "Governmental Approvals") necessary for the conduct of its business and in connection with the making of the Loan, and the conduct of its business is not and has not been in violation of any such Governmental Approvals or any applicable federal or state law, rule or regulation, including ERISA, the failure of which to obtain or to comply with would, in any such case, have a Material Adverse Effect on Borrower, individually or in the aggregate. The Borrower does not require any Governmental Approvals to enter into, or perform under, this Agreement, the Note or any other Loan Document. There are no actions or investigations pending or threatened against or affecting the Borrower before any governmental authority which could result in a Material Adverse Change in any of the Borrower's business prospects or the ability of the Borrower to conduct its business in a manner consistent with past operations and financial results.

                  5.1.10. Compliance with Regulations T, U and X. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

                  5.1.11. Taxes. Borrower's Federal EIN is 23-2919594 and Guarantor's Federal EIN is 23-2919819. Borrower's UCC Organizational Number is 2785695 and Guarantor's UCC Organizational Number is D04761789. Borrower has paid, when due, all taxes, governmental charges and assessments levied against Borrower or any of its assets, except for taxes, charges or assessments which are not overdue or which are being contested in good faith and by appropriate proceedings with adequate reserves therefor being available or having been set aside.

                  5.1.12. Environmental. The Borrower has, in the conduct of its business and the ownership and use of all real property, complied, in all material respects, with all federal, state and local laws, rules, regulations, judicial decisions and decrees pertaining to the use, storage, transportation or disposal of hazardous waste or toxic materials.

                  5.1.13. Debt. Except as reflected in the Financial Statements furnished pursuant to Section 6.1.1 hereof or in the notes thereto, Borrower has no Debt, nor has Borrower guaranteed the payment or performance of any debts or obligations of any other Person except for the guarantee of checks or other negotiable instruments for collection in the ordinary course of Borrower's business.

                  5.1.14. Solvent. Borrower is currently, and on the funding of each Advance, will be, Solvent.

                  5.1.15. Labor Disputes and Acts of God. The business and properties of Borrower are not currently affected by any fire, explosion, accident, strike, lockout or other labor disputes, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) that could have a Material Adverse Effect.

                  5.1.16. Other Agreements. Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in a material contract, agreement or instrument to which it is a party or by which it is bound.

                  5.1.17. ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any plan been terminated; no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Section 4201 or 4204 of ERISA from a Multi-Employer Plan; Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of Borrower or any ERISA Affiliate to the PBGC or the Plan under the Title IV of ERISA; and neither Borrower, nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

                  5.1.18. Operation of Business. Borrower possesses all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any rights of others with respect to any of the foregoing.

                  5.1.19. Fiscal Year. The Fiscal Year of Borrower ends on September 30 of each calendar year.

                  5.1.20. Accuracy of Representations; No Default. The information set forth herein and on each of the Schedules hereto, in the Commitment Letter, in the other materials submitted with or in Borrower's application(s) to the Bank, and in each of the other Loan Documents is complete and accurate in all material respects and contains full and complete disclosure of all pertinent information in connection with the Borrower. None of such information contains any untrue statement of a material fact or omits to state a material fact necessary to make the information contained herein or therein not misleading or not incomplete. No Event of Default or Unmatured Event of Default hereunder, or under any other Loan Document, has occurred.

                  5.1.21. Perfection and Priority. When Collateral is provided to the Bank, the provision thereof, together with this Agreement and other Loan Documents will be effective to create in favor of Bank legal, valid and enforceable first liens (subject to no other liens) in all right, title and interest of Borrower in the Collateral, and when appropriate financing statements have been filed, Borrower will have granted to Bank and Bank will have perfected first priority liens in the Collateral.

      SECTION 6. AFFIRMATIVE COVENANTS

            6.1. Borrower's Covenants. So long as any portion of the Indebtedness remains outstanding and unpaid or Bank has any obligation to extend Advances hereunder, Borrower covenants and agrees as follows:

                  6.1.1. Financial Information. To furnish or cause to be furnished, in form and substance satisfactory to Bank:

                        (a) not later than ninety (90) days following the close of each Fiscal Year of Borrower and Guarantor, income and expense statements, a balance sheet and changes in cash flow of Borrower and Guarantor, in addition to any other information requested by the Bank at the end of the Fiscal Year of Borrower and Guarantor (with comparative figures for the periods in the prior Fiscal Year of Borrower). Such statements shall be prepared in accordance with GAAP and certified, without qualification by an independent certified public accountant, satisfactory to Bank;

                        (b) not later than fifteen (15) days after the date filed but in no event later than one hundred fifty (150) days following the end of such parties Fiscal Year, all tax returns of Borrower and Guarantor;

                        (c) not later than fifteen (15) days following each quarter, a schedule reflecting the Collateral (and the assets related thereto) and the portfolio of all other assets of Borrower as of the preceding quarter.

                        (d) All financial information provided pursuant to
Section 6.1.1 hereof shall be accompanied by a written statement signed by the Chief Financial Officer of Borrower stating that all information is true, correct and complete in all material respects and that Borrower has not committed an Event of Default or Unmatured Event of Default under the Loan Agreement or any other Loan Document.

                  6.1.2. Insurance.

                        (a) Maintain, or cause to be maintained at all times, in full force and effect: (i) worker's compensation insurance, in amounts required under applicable law; (ii) general liability insurance; (iii) automobile liability insurance; and (iv) broad form fire, theft and extended coverage covering all of Borrower's real and personal property on a replacement basis in amounts not less than the amounts sufficient to prevent the imputation of any co-insurance provisions.

                        (b) Maintain or cause to be maintained insurance on the Collateral or the Real Property, including (i) broad form in fire and extended coverage on a replacement basis in amounts not less than the Advance related thereto and sufficient to prevent the imputation of any co-insurance provisions and (ii) such other insurance as the Bank shall require.

                        (c) Each policy of insurance hereunder shall be in amounts satisfactory to Bank, shall name Bank as a mortgagee or loss payee or in such other capacity as determined by Bank, and shall be issued by a company reasonably satisfactory to Bank, and Borrower shall furnish Bank with copies of each such policy. All such policies shall be in form satisfactory to Bank. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to Bank and shall insure Bank notwithstanding the act, omission or neglect of Borrower. If the insurance, or any part thereof, shall expire, or be withdrawn, or become void or unsafe by reason of a Borrower's breach of any condition thereof, or become void or unsafe by reason of the value or impairment of the capital of any company in which the insurance may then be carried, or if for any reason whatever the insurance shall be unsatisfactory to Bank, Borrower shall, at its own expense, place new or additional insurance satisfactory to Bank.

                  6.1.3. Taxes. Cause the prompt payment and discharge of all taxes, governmental charges and assessments levied and assessed or imposed upon Borrower or any of its assets, except as may be contested in good faith, with adequate reserves satisfactory to Bank having been set aside therefor.

                  6.1.4. Litigation.

                        (a) Promptly defend all actions, proceedings or claims which could result in a Material Adverse Change; and

                        (b) In the event any order, judgment or lien which could constitute a Material Adverse Change is filed, while any portion of the Indebtedness remains outstanding and unpaid, that has not been vacated or the execution of which has not been stayed within thirty (30) days (or immediately if a writ of execution is filed) following the entry thereof, or that is not fully covered by insurance satisfactory to Bank, Borrower shall furnish to Bank
(i) a bond, satisfactory to Bank, from an independent, financially responsible corporate surety company, naming the Borrower and Bank as co-obligees, or (ii) establish an escrow account with Bank, in either event in an amount equal to or greater than the amount of such order, judgment or lien, plus costs.

                  6.1.5. Maintenance of Records. Keep adequate records and books of account, in which complete entries shall be made in accordance with GAAP consistently applied, effecting all of Borrower's financial transactions.

                  6.1.6. Maintenance of Properties. Maintain, keep and preserve all of its properties necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted.

                  6.1.7. Notice of Events. Promptly give written notice to Bank of the occurrence or imminent occurrence of any event which causes or would imminently cause: (i) any representation or warranty made in Section 5 hereof to be untrue, incomplete or misleading in any material respect; (ii) an Event of Default or Unmatured Event of Default hereunder or under any other Loan Document; (iii) any Material Adverse Change; (iv) any material casualty to any property of Borrower; (v) the institution of, or the issuance of any order, judgment, decree or other process in, any litigation, investigation, prosecution, proceeding or other action by any governmental authority or other Person against Borrower, that does, or could, cause a Material Adverse Change; and (vi) any material change in the senior management, directors or officers of Borrower.

                  6.1.8. Fiscal Year; Principal Executive Office; Existence. Promptly notify Bank in writing of a change in the Fiscal Year of Borrower; notify Bank at least thirty (30) days prior to a change in the state of organization or Principal Executive Office of Borrower; and maintain in good standing the existence of Borrower as a limited partnership and all necessary foreign qualifications, where the failure to do so could constitute a Material Adverse Effect.

                  6.1.9. Compliance with Laws; Licenses; Agreements. Comply in all material respects with all applicable statutes, rules and regulations with respect to the conduct of Borrower's business including but not limited to ERISA and CERCLA/RCRA; maintain in all material respects such necessary licenses and permits required for the conduct of Borrower's business; and comply in all material respects with all agreements (including without limitation, collective bargaining agreements with all labor unions) to which Borrower is or may become a party.

                  6.1.10. Business. Maintain (i) all licenses in full force and effect where the failure to do so could constitute a Material Adverse Effect, and (ii) the general character of Borrower's business in which it is currently engaged, and engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

                  6.1.11. Maintain Accounts with Bank. Open and maintain at Bank satisfactory and meaningful Deposit Accounts with average daily collected balances of not less than Two Million ($2,000,000) Dollars.

                  6.1.12. Operation of Business; Collection of Accounts. Diligently operate the Borrower's business and take all reasonable commercial action to collect all Accounts in connection therewith.

                  6.1.13. Performance of Obligations. Perform as and when due, and pay and discharge at or before maturity, all obligations and liabilities, except where the same may be contested in good faith by appropriate proceedings, and appropriate reserves for the accrual of any of the same shall have been established to the satisfaction of Bank.

            6.2. Indemnification. Borrower hereby agrees to indemnify and to protect, defend, and hold harmless Bank, its parent, subsidiaries and/or Affiliates and its or their directors, officers, employees, agents, attorneys and shareholders, from and against any and all losses, damages, expenses or liabilities of any kind or nature and from any suits, claims, or demands, including all reasonable counsel fees incurred in investigating, evaluating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with this Agreement, the Note, or the other Loan Documents and any transaction contemplated herein or therein or arising out of the Borrower's business, including, but not limited to, claims based upon any act or failure to act by Bank in connection with this Agreement, or the other Loan Documents and any transaction contemplated herein or therein, except to the extent arising solely out of the gross negligence or willful misconduct of the Bank. If Borrower shall have knowledge of any claim or liability hereby indemnified against, they shall promptly give written notice thereof to Bank. THIS COVENANT SHALL SURVIVE PAYMENT OF THE INDEBTEDNESS AND THE TERMINATION OR SATISFACTION OF THIS AGREEMENT.

                  6.2.1. Bank shall promptly give Borrower written notice of all suits or actions instituted against Bank with respect to which Borrower has agreed to indemnify Bank, and Borrower shall timely proceed to defend any such suit or action. Bank shall also have the right, at the expense of Borrower, to participate in, or at Bank's election and at Borrower's expense, assume the defense or prosecution of, such suit, action, or proceeding, and in the latter event, Borrower may employ counsel and participate therein. Bank shall have the right to adjust, settle, or compromise any claim, suit, or judgment after notice to Borrower, unless Borrower desires to litigate such claim, defend such suit, or appeal such judgment and simultaneously therewith deposit with Bank additional collateral security sufficient to pay any judgment rendered, with interest, costs, legal fees and expenses; and the right of Bank to indemnification under this Agreement shall extend to any money paid by Bank in settlement or compromise of any such claims, suits, and judgments in good faith, after notice to Borrower.

                  6.2.2. If any suit, action, or other proceeding is brought by Bank against Borrower for breach of Borrower's covenant of indemnity herein contained, separate suits may be brought as causes of action accrue, without prejudice or bar to the bringing of subsequent suits on any other cause or causes of action, whether theretofore or thereafter accruing.

            6.3. Post Closing Compliance. Borrower agrees to execute any Loan Documents necessary in connection with the provision of Collateral and to execute and re-execute, and to use reasonable efforts to cause any applicable third party to execute any Loan Documents necessary in connection with the provision of Collateral and to execute and re-execute and to deliver to Bank any document or instrument signed in connection herewith or with any other Loan Document which was incorrectly drafted and/or signed, as well as any document or instrument which should have been signed at or prior to Closing but which was not so signed. Borrower agrees to comply with any written request of Bank to cause the foregoing to be done not later than ten (10) days after Borrower's receipt thereof, and failure by Borrower to so comply shall, at the option of Bank, constitute an Event of Default hereunder.

      SECTION 7. NEGATIVE COVENANTS

            So long as any portion of the Indebtedness shall remain outstanding and unpaid or Bank has any obligation to make Advances to Borrower hereunder, Borrower agrees that, in the absence of prior written consent of Bank, it will not:

            7.1. Debt, Liens and Encumbrances. Create, incur, assume or permit to exist any Lien upon the Collateral, except Permitted Liens.

            7.2. Environmental Matters. Use, generate, treat, transport, store, dispose of or otherwise introduce or permit generation, use, transportation, storing, disposing or other introduction by any Person of fuel or any other hazardous substances, pollutants, contaminants, hazardous waste, residual waste or solid waste into or on any Collateral or real property owned, leased or occupied by Borrower, or any Real Property for which an Advance is made, in violation of any applicable statute, law, ordinance rule or regulation or permit the Mortgagors to suffer or commit any of the foregoing with respect to the Real Property.

            7.3. Non-Assignability of Loan Agreement. Assign this Loan Agreement or any interest herein or in any of the Loan Documents.

            7.4. Change in Principal Executive Office. Change the Principal Executive Office, except upon prior compliance with Section 6.1.8 hereof.

            7.5. Fiscal Year. Change its Fiscal Year without giving prompt written notice to Bank.

            7.6. Accounting Methods. Make or consent to a material change in structure of the Borrower or in its method of accounting, as applicable.

            7.7. Miscellaneous Covenants.

            (a) Become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs Borrower's ability to perform under this Agreement, or under any other instrument, agreement or document to which Borrower is a party or by which it is or may be bound.

            (b) carry or purchase any "margin stock" within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System 12 C.F.R., Chapter II.

            7.8. Jurisdiction of Organization. If a Registered Organization (as defined in the UCC), Borrower shall not change its jurisdiction of organization.

      SECTION 8. DEFAULT

            8.1. Events of Default. The occurrence of any one or more of the following events, conditions or states of affairs, shall constitute an "Event of Default" hereunder, under the Note and under each of the other Loan Documents:

                  8.1.1. Failure by Borrower to pay any principal of any of the Indebtedness, or any portion thereof when the same becomes due;

                  8.1.2. Failure by Borrower to pay any interest on any of the Indebtedness when due or failure to pay any Bank's Costs within three (3) days following the due date thereof or demand therefore;

                  8.1.3. Failure by Borrower to observe or perform any agreement, condition, undertaking or covenant in (i) this Loan Agreement, the Commitment Letter or any other Loan Document, or in any other agreement by and between Borrower and Bank, or (ii) any other material agreement, lease, mortgage, note or other obligation to which Borrower is a party or by which Borrower is bound; the failure of which, taken as a whole, could have a Material Adverse Effect on the Borrower; provided, however, if such default is capable of being cured, it shall not constitute an Event of Default if corrective action is instituted by the Borrower within fifteen (15) days of the default and diligently pursued until the default is cured and such default is cured within thirty (30) days.

                  8.1.4. Any representation or warranty of the Borrower made in this Loan Agreement or any other Loan Document or any statement or information in any report, certificate, financial statement or other instrument furnished by Borrower in connection with making this Loan Agreement, the establishment of the Loan or in compliance with the provisions hereof or any other Loan Document shall have been false or misleading in any material respect when so made, deemed made or furnished;

                  8.1.5. Borrower shall become insolvent or unable to pay its debts as they mature, or file a voluntary petition or proceeding seeking liquidation, reorganization or other relief with respect to itself under any provision of the Bankruptcy Code or any state bankruptcy or insolvency statute, or make an assignment or any other transfer of assets for the benefit of its creditors, or apply for or consent to the appointment of a receiver for its assets, or an involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to its debts under the Bankruptcy Code or any other bankruptcy, insolvency or similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of its or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days (it being understood that no delay period applies with respect to any default arising under this Section by reason of the filing of a voluntary petition by the Borrower under the Bankruptcy Code or any state bankruptcy or insolvency statute or the making of an assignment or other transfer of assets for the benefit of Borrower's creditors or by reason of Borrower applying for or consenting to the appointment of a receiver for Borrower's assets); or an order for relief shall be entered against Borrower under any provision of the Bankruptcy Code or any state bankruptcy or insolvency statute as now or hereafter in effect;

                  8.1.6. Entry of a final judgment or judgments against Borrower by a court of law in an aggregate amount which would constitute a Material Adverse Effect, enforcement of which judgment or judgments has not been stayed, bonded or dismissed prior to commencement of any execution thereon.

                  8.1.7. Except for Permitted Liens, imposition of any Lien or series of Liens against the Collateral, whether by operation of law or by consent;

                  8.1.8. The occurrence of an event of default (as therein defined) under any other document which constitutes Collateral after expiration of applicable grace and cure periods;

                  8.1.9. If any material breach or default occurs under the Guaranty, or any obligation of the Guarantor to perform thereunder is terminated, or the Guarantor asserts that it is no longer liable under the Guaranty or that the Guaranty is no longer enforceable, or if the Guarantor is dissolved, liquidated or ceases to do business;

                  8.1.10. Borrower shall (i) fail to pay any indebtedness for borrowed money when due, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice, the passage of time, or both, of the maturity of such indebtedness, or such indebtedness shall be declared to be due and payable or required to be prepaid prior to the date of maturity thereof; or (iii) be in default under any other indebtedness of the Borrower to the Bank, whether now in existence or hereafter created and whether under the Loan Documents or otherwise.

                  8.1.11. If there is any change in Borrower's financial condition which, in Bank's reasonable opinion, has or would be reasonably likely to have a Material Adverse Effect.

            8.2. Remedies on Default.

                  8.2.1. Upon the occurrence of any Event of Default:

                        (a) Bank may at its election forthwith suspend all Advances and declare all Indebtedness to be immediately due and payable or in the event of the occurrence of any event set forth in Section 8.1.5 hereof, notwithstanding the lack of any declaration by Bank, all sums shall be immediately due and payable, without protest, demand or other notice (which are hereby expressly waived by Borrower) and, in addition to the rights specifically granted hereunder or now or hereafter existing in equity, at law, by virtue of statute or otherwise (each of which rights may be exercised at any time and from time to time), Bank may exercise the rights and remedies available to Bank at law or in equity or under this Agreement, the Note, any of the other Loan Documents, the Collateral or any other agreement by and between Borrower and Bank in accordance with the respective provisions thereof.

                        (b) In addition to all other rights, options and remedies granted or available to Bank under this Agreement or the Loan Documents (each of which is also then exercisable by Bank), or the Collateral or otherwise available at law or in equity, upon or at any time after the acceleration of the Obligations following the occurrence of an Event of Default, Bank may, in its discretion, exercise all rights under the UCC and any other applicable law or in equity, and under all Loan Documents and the Collateral permitted to be exercised after the occurrence of an Event of Default.

                        (c) Borrower will pay, as part of the Indebtedness and Obligations hereby secured, all of the Bank's Costs, with per annum interest on all of same at the highest Interest Rate on Advances outstanding (or if no Advances are outstanding, the higher of the LIBOR Interest Rate or the Wall Street Prime Interest Rate) plus three percent (3%), from and after demand for the payment thereof until paid.

            8.3. Application of Proceeds. Any amounts received by Bank upon an Event of Default shall be applied in the following order:

                  8.3.1. To Bank's Costs;

                  8.3.2. To the payment of interest due pursuant to the Loan Documents;

                  8.3.3. To the payment of principal due pursuant to the Loan Documents;

                  8.3.4. Any surplus then remaining to Borrower or whomever may be lawfully entitled thereto.

            8.4. Set-Off Rights. Borrower hereby grants and assigns to Bank a security interest in all Deposit Accounts now or hereafter maintained by the Borrower at the Bank other than the rental collection accounts or lockbox accounts held in connection with the loans made by the Borrower to third parties (the "Accounts") and agrees that such security interest shall be independent of the right of setoff. In addition to all liens and rights of set-off against Borrower's money, securities or other property given to the Bank by law, Borrower acknowledges and agrees that Bank, in addition to any remedies set forth above, shall have the right at any time and from time to time without notice to Borrower to the extent permitted by law (any such notice being expressly waived by Borrower) and to the fullest extent permitted by applicable rules, to set off, to exercise any banker's lien or any right of attachment or garnishment and apply any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies at any time held by the Bank in the Accounts and other indebtedness at any time owing by Bank to or for the account of Borrower against any and all Indebtedness or other obligations of Borrower, now or hereafter existing under this Agreement, the Note or any other Loan Document, regardless of whether Bank shall have made any demand hereunder or thereunder. Every such right of set-off shall be deemed to have been exercised, immediately upon the occurrence of an Event of Default without any action by Bank, although the Bank may enter such set-off on its books and records at a later time.

            8.5. Singular or Multiple Exercise; Non-Waiver. The remedies provided herein, in the Note and in the other Loan Documents or otherwise available to Bank at law or in equity and any powers of attorney therein contained, shall be cumulative and concurrent, and may be pursued singly, successively or together at the sole discretion of Bank, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release of the same.

            8.6. Discontinuance of Remedies. In the event that the Bank shall have proceeded to enforce any right under this Agreement and such proceedings shall have been discontinued or abandoned for any reason, then and in every such case, the rights, remedies and obligations of the parties hereto shall remain in full force and effect.

            8.7. Cumulative Remedies. No delay or omission of the Bank to exercise any right or power arising under this Agreement, the Note or any other Loan Document or from any Event of Default or Unmatured Event of Default shall exhaust or impair any such right or power or prevent its exercise during the occurrence of any other Event of Default or Unmatured Event of Default. No waiver by the Bank of any Event of Default, whether such waiver be full or partial, shall extend to or be taken to effect any subsequent Event of Default, or to impair the rights resulting therefrom except as may otherwise be provided herein. The remedies provided in the Loan Documents are cumulative and are not exclusive of any remedies provided by law.

            8.8. Cure. Nothing contained in this Loan Agreement, or any other Loan Document shall be deemed to compel Bank to accept a cure of any Event of Default hereunder.

      SECTION 9. MISCELLANEOUS

            9.1. Notices. Any notice or other communication hereunder or under any of the Loan Documents by one party to another shall be in writing and shall be deemed to have been validly given upon receipt if by hand delivery, overnight delivery or facsimile, or two (2) days after mailing if mailed by certified or registered mail, to the addresses as follows, unless such address is changed by written notice hereunder:


If to Borrower:                          With a copy to:

Scott F. Schaeffer, President            Jeffrey F. Brotman, Esquire
RAIT Partnership                         Ledgewood Law Firm
1818 Market Street, 28th Floor           1521 Locust Street, 8th Floor
Philadelphia, PA 19103                   Philadelphia, PA 19102
Facsimile: (215) 861-7920                Facsimile: (215) 735-2513

If to Bank:                              With a copy to:

Seth Mackler                             Robert I. Tuteur, Esquire
Vice President                           Blank Rome Comisky & McCauley, LLP
Commerce Bank, N.A.                      One Logan Square, 11th Floor
3220 Tillman Drive, Suite 407            Philadelphia, PA 19103
Bensalem, PA 19020                       Facsimile: (215) 832-5687

            9.2. Integration. This Agreement and the other Loan Documents shall be construed as one agreement; in the event of any inconsistency, this Agreement shall control over any other Loan Document. Except as provided in Section 9.8 hereof, this Agreement and the other Loan Documents contain all the agreements of the parties hereto with respect to the subject matter of each thereof and supersede all prior or contemporaneous discussions and agreements with respect to such subject matter.

            9.3. Amendment, Modification. Modifications or amendments of or to the provisions of this Agreement or any other Loan Document shall be effective only if set forth in a written instrument signed by Bank and the Borrower.

            9.4. Survival. The terms of this Agreement and all agreements, representations, warranties and covenants made by Borrower in any other Loan Document shall survive the issuance and payment of the Note and all sums due hereunder and shall continue so long as any portion of the Indebtedness shall remain outstanding and unpaid; provided, however, that the covenants set forth in Sections 6.2 (with respect to indemnification), 9.11 and 9.12 (with respect to jurisdiction, venue and jury trial) hereof shall survive the payment of the Indebtedness and the termination of this Agreement. Borrower hereby acknowledges that Bank has relied upon the foregoing in making available the Loan.

            9.5. Closing. Closing hereunder shall occur at 10 a.m. on October 1, 2002 at the offices of Blank Rome Comisky & McCauley, LLP, One Logan Square, Philadelphia, Pennsylvania, or at such other time and place as the parties hereto may determine.

            9.6. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto; provided, however that Borrower shall not assign this Agreement, or any rights or duties arising hereunder, without the express prior written consent of Bank, which may be withheld by Bank in its absolute discretion, and Bank may assign all or any part of its rights or duties hereunder without the consent of Borrower.

            9.7. CERTAIN WAIVERS. NEITHER BANK NOR ANY AGENT OR ATTORNEY OF BANK SHALL BE LIABLE TO BORROWER OR ANY AFFILIATE FOR CONSEQUENTIAL DAMAGES ARISING FROM ANY BREACH OF CONTRACT, TORT OR OTHER WRONG RELATING TO THE ESTABLISHMENT, ADMINISTRATION OR COLLECTION OF THE OBLIGATIONS RELATING IN ANY WAY TO THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS OR THE ACTION OR INACTION OF ANY SUCH PERSONS UNDER ANY ONE OR MORE HEREOF OR THEREOF. IN THE EVENT BANK SEEKS TO TAKE POSSESSION OF ANY OR ALL OF THE COLLATERAL BY COURT PROCESS OR OTHER METHOD AVAILABLE UNDER THE LAW, BORROWER IRREVOCABLY WAIVES ANY BOND OR ANY SURETY OR SECURITY RELATING THERETO REQUIRED BY ANY STATUTE, COURT RULE OR OTHERWISE AS AN INCIDENT TO SUCH POSSESSION AND WAIVES ANY DEMAND FOR POSSESSION PRIOR TO THE COMMENCEMENT OF ANY SUIT OR ACTION TO RECOVER WITH RESPECT THERETO. BORROWER FURTHER WAIVES THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTIONS LAWS.

            9.8. Commitment Letter. The Commitment Letter is hereby incorporated by reference and shall remain in full force and effect except to the extent that the terms and provisions thereof are otherwise set forth in this Agreement.

            9.9. Releases. Borrower acknowledges that it has been represented by competent counsel in connection with the transaction contemplated hereby and has been fully advised by such counsel of the full range of rights and obligations possessed by the Borrower and undertaken and received pursuant to the terms of this Agreement and, specifically, the provisions of this Section 9.9 of the Agreement. Borrower hereby knowingly and, after consultation with counsel, freely acknowledges and agrees that it does not now have nor know of any basis for any claim in tort, contract or otherwise against the Bank for breach of any of the terms of the documents evidencing or securing the Loan and hereby remises, releases and forever discharges Bank from all claims now existing or hereafter arising out of this Agreement, the Loan or any transaction now or hereafter between Borrower and Bank. Borrower acknowledges and agrees that this Agreement was negotiated, executed and delivered freely and with full and informed knowledge of the consequences of this Agreement and that it has executed this Agreement without duress, and that the Bank has proceeded in a commercially reasonable manner in light of all of the facts and circumstances surrounding the transactions that are the subject of this Agreement.

            9.10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its internal conflict of law principles.

            9.11. Consent To Jurisdiction And Venue. IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP EVIDENCED HEREBY, THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA IN ANY COUNTY IN WHICH BANK HAS AN OFFICE OR BRANCH, AND THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA AND AGREES NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING. THE BORROWER AGREES THAT SERVICE OF PROCESS IN ANY SUCH PROCEEDING MAY BE DULY EFFECTED UPON IT BY MAILING A COPY THEREOF, BY REGISTERED MAIL, POSTAGE PREPAID, TO BORROWER.

            9.12. Waiver Of Jury Trial. THE BORROWER HEREBY WAIVES, AND BANK BY ITS ACCEPTANCE HEREOF THEREBY WAIVES, TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP EVIDENCED HEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK TO ENTER INTO, ACCEPT OR RELY UPON THIS AGREEMENT.

            9.13. Gender. All references to any gender, including the neuter gender, shall be deemed to incorporate all other genders.

            9.14. Public Announcement. Bank may announce and publicize the existence of this Agreement and the extension of credit by Bank to Borrower, in such media as Bank may, in its sole discretion, from time to time determine.

            9.15. Relationship of Parties. The relationship of Bank and Borrower will at all times be that of creditor and obligor. Under no circumstances shall this Agreement or the Loan Documents be construed as creating a partnership or joint venture between Borrower and Bank.

            9.16. Participation and Information. Bank may in its sole discretion enter into participation arrangements with respect to this Agreement, and may provide all information in its possession relating to Borrower or this
Agreement: (i) to any current or prospective participating Bank; (ii) to its affiliates, employees, directors, agents, attorneys, accountants and other professional advisors; (iii) upon the request or demand of any governmental authority; (iv) in response to any order of court or as may otherwise be required pursuant to any requirement of applicable law; (v) which has been publicly disclosed; or (vi) in connection with the exercise of any remedy or other enforcement of the rights of Bank hereunder or under any of the Loan Documents.

            9.17. Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and except as provided in Section
9.8 hereof, supersedes all prior oral or written understandings, except as set forth herein.

            9.18. Closing Expenses. Borrower agrees to pay upon the execution hereof, the Bank's Costs incurred in connection with the preparation, execution and delivery of this Agreement and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby.

            9.19. Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement, the Note or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations thereunder in any other jurisdiction.

                         [SIGNATURES BEGIN ON NEXT PAGE]

            IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement under seal, intending to be legally bound hereby, the day and year first above written.

                                           BORROWER:

                                           RAIT PARTNERSHIP, L.P.
                                           BY: RAIT GENERAL, INC.

                                           By: /s/ Scott Schaeffer
                                               --------------------------------
                                               Name: Scott Schaeffer
                                               Title: President


                                           BANK:

                                           COMMERCE BANK, N.A.

                                           By: /s/ Seth Mackler
                                               --------------------------------
                                               Name: Seth Mackler
                                               Title:  Vice President